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THE FOLLOWING IS A COMPANY NEWSLETTER MADE AVAILABLE TO EMPLOYEES OF EQUITY OFFICE PROPERTIES TRUST ON MARCH 20, 2001.

Equity Office's Bi-weekly Emloyee Newsletter	Volume IV, Number 5, March 20, 2001

The Big Picture
Merger Talk
On February 23, 2001, the leaders of Equity Office and Spieker Properties announced their intention to merge the two companies. Here’s what they said to analysts and investors on a February 23 conference call.

Sam Zell, Chairman of the Board, Equity Office
“Many of you have heard me speak about Equity Office using the phrase, ‘No one has ever done this before.’ I’ve repeated that to our people to emphasize the unique opportunity before them. We have worked hard since the formation of this company to position ourselves for the best opportunities. Our scale both in the capital markets and the property markets has been very relevant, but no more than our strategy of how we capitalize on that scale, while remaining disciplined in our investment choices.
      We are here today to announce the third very strategic merger that we have done since our July 1997 IPO. This merger with Spieker Properties is entirely consistent with the strategy that we have been articulating from the time of our IPO, which is:

•	To identify supply-constrained, high-growth markets.

•	Focus on high-quality real estate and concentrated regional portfolios.

•	Build critical mass in our core markets to offer the highest customer service and enjoy economies of scale.

      If you look at these three mergers, every one of them has met all of these strategies, accelerated our growth rate, and been accretive to FFO. We strongly believe that this merger with Spieker will continue to build shareholder value for both Equity Office and Spieker shareholders. Given that I am a very large shareholder in Equity Office, I have no greater incentive than to create shareholder value.”

Tim Callahan, President & CEO, Equity Office
“The Spieker Properties name speaks for itself. For over 30 years, Ned Spieker has been a name that employees and partners have been proud to be associated with, and EOP feels the same way. We believe the Spieker merger is unique for several reasons:

•	First, the real estate itself—this portfolio could not be replicated through any series of asset acquisitions.

•	Second, Spieker has had a critical mass strategy similar to ours, with their properties consistently located at the heart of each of their submarkets.

•	Third, the embedded growth in this portfolio is unmatched and significantly enhances our overall growth rate.

•	And finally, the quality of Spieker’s organization and franchise throughout the California market is in a class by itself.

      This merger with Spieker is in line with our overriding strategy to build concentrations in high-growth, supply-constrained markets. We have seen multiple benefits when we’ve become the first or second largest owner in a geographic market.
      Through national scale and regional concentrations we can offer more flexibility and space options for our customers, with an increasing menu of services. We continue to see cost savings through bulk purchasing, but even more importantly, the investment in technology we’ve made over the last few years allows us increased productivity in every facet of our business, in particular through accounting and customer relationship management.
      Some of the most valuable assets we’ve acquired in this type of transaction are the employees. We offer the tools and opportunities, but people make it happen every day. Part of the attraction of Equity Office is that we provide significant opportunity for personal growth through the breadth of our organization. We supplement that through technology, which provides instant access to information and training, among other things.
      Overall, we strive to be a leader market-to-market, and this transaction only reemphasizes our progress with that strategy.”

Ned Spieker, Chairman of the Board, Spieker Properties
“In our view there is no finer real estate company then Equity Office Properties. EOP is, and will be, the leader in our industry. They have a great management team coupled with great vision. Serving the customer is the format for future success, and the combined company expands the service platform to over 10,000 customers, providing a tremendous opportunity. . . I would like to emphasize that we are not sellers but rather long-term investors in EOP. A number of our senior management, as well as myself, will be locking up our ownership interest for a considerable period of time.”

Spieker Properties Facts: 236 office buildings and nearly 25 million square feet owned and operated - 1.5 million square feet in development - 13.5 million square feet of industrial space - Properties located across five West Coast regions: Pacific Northwest; San Francisco East Bay and Sacramento; San Francisco Peninsula and North Bay; Silicon Valley; Southern California - Major customers include: Brocade Communications, Verizon Wireless, Sony Computer Entertainment, Franklin Templeton, Xerox Corporation, Sun Microsystems, Toyota, SAP America, Prudential, Aspect Communications, Microsoft Corporation, Siebel Systems.

Equity Office Awards
Besides being recognized as Fortune magazine’s Most Admired Real Estate Company, Equity Office has received a slew of prestigious industry awards in 2001. The Building Owners and Managers Association (BOMA), for example, has recognized nine Equity Office buildings across the country with Building of the Year (TOBY) awards at either the local or regional level. The TOBY awards recognize quality in office buildings and excellence in office building management. Here is a run-down of all the recent awards activity—TOBY and otherwise:

ATLANTA REGION
South Terraces, Perimeter Center Group I, Atlanta, Georgia, won BOMA’s local Building of the Year award in the 250,000 - 499,999 Square Foot Category.

CHICAGO REGION
Three Equity Office buildings in the Chicago suburbs were awarded regional Building of the Year honors: Westbrook Corporate Center, Suburban Office Park category; AT&T Plaza, 100,000 - 249,000 Square Foot Category; and Oakbrook Terrace Tower, 500,000 - 1,000,000 Square Foot category.
      One North Franklin, located in dow-town Chicago, received a local Building of the Year award from BOMA Chicago in the 500,000 - 1,000,000 Square Foot category.

DENVER REGION
Three Equity Office buildings received local Building of the Year awards for the Denver metro area: Trinity Place, in the 100,000 - 249,999 Square Foot Category; Denver Post Tower, in the Renovated Buildings category; The Quadrant, in the 250,000 - 500,000 Square Foot Category.
      The staff of the Denver Business Journal also selected Equity Office’s Tabor Center and new tenant ESPN Zone for a Denver Business Journal Dealmaker 2001 Award in the Retail/Restaurant category.

WASHINGTON, D.C. REGION
1601 Market Street received local Building of the Year honors from BOMA in Philadelphia, winning in the 500,000 - 1,000,000 Square Foot Category.

HOUSTON REGION
In February, BOMA Dallas honored five local Equity Office employees with awards for professional excellence. Roy Smith, manager - engineering, Preston Commons and Sterling Plaza, was recognized as Operations Manager of the Year. Eve Brant, senior property manager, 9400 NCX and Eighty-Eighty Central, received the Property Professional of the Year award. Julie Rawls, property administrator, 9400 NCX, won the award for Property Administrator of the Year. And Scott Senese, managing director - property management, was nominated to serve on the Board of Directors for BOMA Dallas, along with Pam Davis, general manager, Lakeside Square, a current board member.

BOSTON REGION
Riverside Center, Newton, Massachusetts, was named the winner in the Buildings Magazine Modernization Awards Program, 2001. The property will be featured in the April 2001 issue of Buildings magazine.

The Ground Floor is published bi-weekly by the corporate communications department.

[The names, telephone numbers and fax numbers of the editorial board and regional correspondents for the newsletter have been omitted.]

The following legends are required by SEC regulations to appear on all written communications relating to the merger:

      Investors are urged to read the joint proxy statement/prospectus regarding the merger when it becomes available because it will contain important information. The joint proxy statement/prospectus will be filed with the Securities and Exchange Commission by Equity Office Properties Trust and Spieker Properties, Inc. Investors may obtain a free copy of the joint proxy statement/prospectus (when it is available) and other documents filed by Equity Office Properties Trust with the Commission at the Commission's web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained for free from Equity Office Properties Trust by directing a request to Equity Office Properties Trust, Two North Riverside Plaza, Suite 2100, Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 466-3300.

      Pursuant to instruction 3 to Item 4 of Schedule 14A, the participants in this solicitation include Equity Office Properties Trust and its trustees, as follows: Samuel Zell (Chairman of the Board), Timothy H. Callahan (President, Chief Executive Officer and trustee), D.J. Andre de Bock (trustee), Thomas E. Dobrowski (trustee), William M. Goodyear (trustee), James D. Harper, Jr. (trustee), David K. McKown (trustee), John S. Moody (trustee), Jerry M. Reinsdorf (trustee), Sheli Z. Rosenberg (trustee), Edwin N. Sidman (trustee), Jan H.W.R. van der Vlist (trustee) and William Wilson III (trustee). As of the date of this communication, none of the foregoing participants beneficially owned in excess of 1% of the outstanding common shares of Equity Office Properties Trust, except for Samuel Zell, who may be deemed to beneficially own approximately 1.04% of the outstanding common shares (giving effect to share options and units of limited partnership interest in EOP Operating Limited Partnership held by him) and Jan H.W.R. van der Vlist, who may be deemed to beneficially own approximately 7.34% of the outstanding common shares, which shares are owned by Stichting Pensioenfonds Voor De Gezondheid Geestelijke En Maatschappelijke Belangen.

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